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                                                                    EXHIBIT 11


                                               November 16, 1999

Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30320

Ladies and Gentlemen:

            In connection with the public offering of the common stock of priceline.com Incorporated ("priceline.com"), you agreed in the Underwriting Agreement dated August 11, 1999 among priceline.com, the selling stockholders and the underwriters named therein to restrict your right to sell, dispose and engage in certain other transactions in the common stock and common stock equivalents of priceline.com. We are writing to release you from the restrictions set forth in that letter with respect to up to 2.1 million shares of priceline.com common stock that you hold for the purpose of selling such shares of common stock to Mr. Jay S. Walker or his assignees. This release shall be effective as of November 16, 1999.

                                Very truly yours,

                                /s/ WILLIAM SANDERS

                                William Sanders
                                Principal